EXHIBIT 3.1
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
CATASYS, INC.

I, Brandon LaVerne, being the Chief Financial Officer of Catasys, Inc., a corporation existing under the laws of the State of Delaware (the “Corporation”), do hereby certify as follows:

FIRST. The name of the Corporation is: Catasys, Inc.

SECOND.  The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware (the “Secretary”) on September 29, 2003 (the “Certificate of Incorporation”).

THIRD. The Certificate of Incorporation is hereby amended by striking Article FIRST thereof in its entirety and substituting in lieu thereof a new Article FIRST, which shall read in its entirety as follows:

“FIRST: The name of the corporation is: Ontrak, Inc. (the “Corporation”)”

FOURTH. This Certificate of Amendment of Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

FIFTH. This Certificate of Amendment of Certificate of Incorporation shall become effective on July 6, 2020 at 6:00 pm EDT.

IN WITNESS WHEREOF, the undersigned affirms that the statements made herein are true under the penalties of perjury, this 6th day of July, 2020.

/s/ Brandon LaVerne
Name: Brandon LaVerne
Title: Chief Financial Officer